Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Stock Option Plan, BSA Plan and the 2018 Free Share Plan of Cellectis S.A. of our reports dated March 13, 2018, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Cellectis S.A., included in its annual report (Form 20-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG et Autres

ERNST & YOUNG et Autres

Paris La Défense, France

April 13, 2018